Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

AVANIR PHARMACEUTICALS, INC.

Avanir Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 10, 2009.

2. This Certificate of Amendment to the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article 4, Section 4.1 of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

4.1 This Corporation is authorized to issue a total of three hundred ten million shares (310,000,000), consisting of two classes of shares, designated respectively Common Stock (the “Common Stock”), and Preferred Stock (the “Preferred Stock”). The authorized number of shares of Common Stock is three hundred million (300,000,000), $0.0001 par value. The authorized number of shares of Preferred Stock is ten million (10,000,000), $0.0001 par value.

4. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Amended Certificate of Incorporation to be signed as of the 12th day of February, 2014.

AVANIR PHARMACEUTICALS, INC.

By:	/s/ Keith A. Katkin
Keith A. Katkin
President and Chief Executive Officer